Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (No. 333-225761) on Form S-4 of Fifth Third Bancorp of our reports dated February 23, 2018, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting, of MB Financial, Inc., appearing in the Annual Report on Form 10-K of MB Financial, Inc. for the year ended December 31, 2017.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ RSM US LLP

Chicago, Illinois

August 1, 2018